Exhibit 99.1

FOR RELEASE November 3, 2015

China Biologic Reports Financial Results for the Third Quarter of 2015

3Q15 Total Sales Up 14.4% YoY to $78.8 Million

3Q15 Non-GAAP Net Income Up 23.6% YoY to $26.2 Million

9M15 Total Sales Up 23.2% YoY to $228.2 Million

9M15 Non-GAAP Net Income Up 31.1% YoY to $79.7 Million

Raises Forecast for FY15 Non-GAAP Adjusted Net Income

BEIJING, China – November 3, 2015 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its unaudited financial results for the third quarter of 2015.

Third Quarter 2015 Financial Highlights

•	Total sales in the third quarter of 2015 increased by 14.4% to $78.8 million from $68.9 million in the same quarter of 2014.
•	Gross profit increased by 9.0% to $50.8 million from $46.6 million in the same quarter of 2014. Gross margin decreased by 3.1 basis points to 64.5% in the third quarter of 2015 from 67.6% in the third quarter of 2014.
•	Income from operations increased by 1.2% to $35.0 million from $34.6 million in the same quarter of 2014. Operating margin decreased to 44.5% in the third quarter of 2015 from 50.2% in the same quarter of 2014.
•	Net income attributable to the Company increased by 13.9% to $22.9 million from $20.1 million in the same quarter of 2014. Fully diluted net income per share increased to $0.82 from $0.76 in the same quarter of 2014.
•	Non-GAAP adjusted net income attributable to the Company increased by 23.6% to $26.2 million from $21.2 million in the same quarter of 2014. Non-GAAP adjusted net income per share increased to $0.94 from $0.81 in the same quarter of 2014.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We are pleased to report another healthy quarter that exceeded our expectations, despite a slightly negative impact from foreign currency translation, as we were able to sell a greater volume of finished products made from the purchased plasma than we originally anticipated and benefited from modestly better product pricing. During this quarter, market demand for plasma products remained strong and we continued to make progress on our further penetration into tier-one markets. As we announced last quarter, we expected to experience a lower year-over-year growth rate in the third quarter compared to the first half of the year, due to a relatively high volume sold in the third quarter of 2014 following the first batch approval from the upgraded Guizhou facility last July. Additionally, we had a relatively low volume of products available for sale during most of the third quarter this year following the meaningful growth in demand for our products in the first half of the year. However, our inventories have now been replenished as the first 143 tonnes of plasma and pastes purchased earlier this from Xinjiang Deyuan year have been fully processed. Since late September, we began to deliver to the market products made from such raw materials. The majority of these products are expected to be delivered to the market in 2016.”

Mr. Gao continued, “We recently announced several important developments. We entered into a strategic cooperation agreement with Xinjiang Deyuan to source no less than 500 tonnes of raw plasma over the next three years. Access to this additional source material represents a meaningful growth catalyst for China Biologic, as we continue to expand our own collection capabilities. As part of this effort, we were pleased to announce that we received approval in October to start plasma collection in our newly built branch collection facility in Shandong Province. Also, in October, Shandong Taibang received approval from the CFDA to begin clinical trials on a new generation IVIG product. We expect to be able to begin commercial production of the new generation IVIG in 2018 in our new operating facility in Shandong.”

“As we anticipate a continued positive trend in the fourth quarter, we are confident that we will be able to reach the high end of our full year sales guidance range and we now expect to deliver net income results above our previous guidance. Looking forward to 2016, we will focus our operational efforts on several key areas, which include: continuing to achieve double-digit growth in plasma collection volume, managing public tenders in local markets to ensure stable or improved product pricing, further deepening our IVIG penetration in tier-one markets, and overseeing the plasma collection from Xinjiang Deyuan’s plasma stations. Finally, we currently expect that the new Xi’an Huitian facility, in which we have a minority equity interest, will obtain GMP certification and resume production in the second half of 2016,” Mr. Gao concluded.

Third Quarter 2015 Financial Performance

Total sales, excluding foreign currency impact, increased by 15.9% in RMB terms, or 14.4% in USD terms, to $78.8 million from $68.9 million in the third quarter of 2015, compared with the same quarter of 2014. The increase was primarily attributable to increases in sales volume of major plasma-based products.

During the third quarter of 2015, human albumin and IVIG products remained the two largest sales contributors. The sales volume of human albumin and IVIG products increased by 15.7% and 14.6%, respectively, in the reporting quarter. As a percentage of total sales, sales from human albumin products increased to 38.7% in the third quarter of 2015 from 38.3% in the same quarter of 2014. Sales from IVIG was 41.4% in the third quarter of 2015, as compared to 41.7% in the same quarter of 2014.

The average price for human albumin products, excluding foreign exchange impact, increased by approximately 1.2% in RMB terms, or decreased by approximately 0.2% in USD terms, in the third quarter of 2015, compared with the same quarter of 2014. The average price for IVIG products, excluding foreign exchange impact, increased by approximately 0.5% in RMB terms, or decreased by approximately 0.9% in USD terms, in the third quarter of 2015 compared with the same quarter of 2014.

Cost of sales was $28.0 million in the third quarter of 2015, compared to $22.4 million in the same quarter of 2014. As a percentage of total sales, cost of sales was 35.5%, as compared to 32.4% in the same quarter of 2014. The increase in cost of sales was mainly due to increased sales volume and increased plasma collection costs, and from the higher cost of products made from the purchased raw plasma.

Gross profit increased by 9.0% to $50.8 million in the third quarter of 2015 from $46.6 million in the same quarter of 2014. Gross margin was 64.5% and 67.6% in the third quarter of 2015 and 2014, respectively.

Total operating expenses in the third quarter of 2015 increased by 32.8% to $15.8 million from $11.9 million in the same quarter of 2014 due to increases in general and administrative expenses, mainly resulting from higher share-based compensation expenses. As a percentage of total sales, total operating expenses increased to 20.0% in the third quarter of 2015 from 17.3% in the same quarter of 2014.

Selling expenses in the third quarter of 2015 increased by 12.5% to $2.7 million from $2.4 million in the same quarter of 2014. As a percentage of total sales, selling expenses remained relatively stable at 3.4%, compared with 3.5% in the same quarter of 2014.

General and administrative expenses in the third quarter of 2015 were $11.5 million compared to $7.7 million in the same quarter of 2014. The increase in general and administrative expenses was mainly due to a $2.2 million increase in share-based compensation expenses. As a percentage of total sales, general and administrative expenses increased to 14.6% in the third quarter of 2015 from 11.2% in the third quarter of 2014.

Research and development expenses in the third quarter of 2015 were $1.6 million, compared to $1.8 million in the same quarter of 2014. As a percentage of total sales, research and development expenses decreased to 2.0% in the third quarter of 2015 from 2.6% in the same quarter of 2014.

Income from operations for the third quarter of 2015 increased by 1.2% to $35.0 million from $34.6 million in the same period of 2014. Operating margin decreased to 44.5% in the third quarter of 2015 from 50.2% in the same quarter of 2014.

Income tax expense in the third quarter of 2015 was $6.0 million, compared to $7.0 million in the same quarter of 2014, representing a decrease of 14.3%. The effective income tax rates were 16.8% and 19.9% in the third quarter of 2015 and 2014, respectively.

Net income attributable to the Company increased by 13.9% to $22.9 million in the third quarter of 2015 from $20.1 million in the same quarter of 2014. Net margin remained stable at 29.0%, compared to 29.1% in the same quarter of 2014. Fully diluted net income per share increased to $0.82 in the third quarter of 2015 from $0.76 in the third quarter of 2014.

Non-GAAP adjusted net income attributable to the Company increased by 23.6% to $26.2 million in the third quarter of 2015 from $21.2 million in the same quarter of 2014. Non-GAAP net margin increased to 33.2% from 30.8% in the same quarter of 2014. Non-GAAP adjusted net income per diluted share increased to $0.94 in the third quarter of 2015 from $0.81 in the third quarter of 2014.

Non-GAAP adjusted net income and diluted earnings per share in the third quarter of 2015 exclude $3.3 million of non-cash employee share-based compensation expenses.

First Nine Months 2015 Financial Performance

Total sales, excluding foreign currency impact, increased by 23.6% in RMB terms, or 23.2% in USD terms, to $228.2 million from $185.3 million, in the first nine months of 2015 compared with the same period of 2014. The increase in sales was primarily driven by increases in sales volume of major plasma-based products and placenta polypeptide. As a percentage of total sales, sales from human albumin products and IVIG products were 37.5% and 43.6%, respectively, for the first nine months of 2015.

Cost of sales was $79.5 million in the first nine months of 2015, compared to $59.0 million in the same period of 2014. Cost of sales as a percentage of total sales was 34.8%, as compared to 31.8% in the same period of 2014.

Gross profit increased by 17.7% to $148.7 million in the first nine months of 2015 from $126.3 million in the same period of 2014. Gross margin was 65.2% in the first nine months of 2015, compared to 68.2% in the same period of 2014.

Total operating expenses in the first nine months of 2015 increased by 11.2% to $38.7 million from $34.8 million in the same period of 2014. As a percentage of total sales, total operating expenses decreased to 17.0% for the first nine months of 2015, from 18.8% in the same period of 2014.

Income from operations in the first nine months of 2015 increased by 20.2% to $110.0 million from $91.5 million in the same period of 2014.

Income tax expense in the first nine months of 2015 was $17.8 million, as compared to $16.8 million in the same period of 2014. The effective income tax rate was 15.9% and 17.6% in the first nine months of 2015 and 2014, respectively.

Net income attributable to the Company increased by 25.3% to $72.8 million for the first nine months of 2015, from $58.1 million in the same period of 2014. Net margin was 31.9% and 31.3% for the first nine months of 2015 and 2014, respectively.

Non-GAAP adjusted net income attributable to the Company was $79.7 million, or $2.94 per diluted share, for the first nine months of 2015, compared with $60.8 million, or $2.34 per diluted share, in the same period of 2014.

Non-GAAP adjusted net income and diluted earnings per share for the first nine months of 2015 exclude $7.0 million of non-cash employee share-based compensation expenses.

As of September 30, 2015, the Company had $142.7 million in cash and cash equivalents, primarily consisting of cash on hand and demand deposits, and $38.8 million in time deposits.

Net cash provided by operating activities for the first nine months of 2015 was $72.3 million, as compared to $64.1 million for the same period in 2014. The increase in net cash provided by operating activities was primarily due to increases in net income, other payables and accrued expenses, and decreases in prepayment and other current assets, partially offset by increases in accounts receivable and inventories during the nine months ended September 30, 2015.

Accounts receivable increased by $16.2 million during the first nine months of 2015, as compared to $7.5 million during the same period in 2014, primarily due to the extended credit terms granted to certain top-tier hospitals and distributors for human rabies immunoglobulin products.

Inventories increased by $26.1 million in the first nine months of 2015, as compared to $8.7 million during the same period in 2014, primarily due to the increase of plasma products and work-in-process derived from the source plasma and plasma pastes purchased from Xinjiang Deyuan.

Other payables and accrued expenses increased by $4.2 million in the first nine months of 2015, as compared to $0.4 million during the same period in 2014, primarily due to the individual income tax payable of $5.5 million withheld for employees and directors in connection with the vesting of certain restricted stock in the third quarter of 2015.

The prepayment and other assets decreased by $0.7 million in the first nine months of 2015, as compared to an increase of $8.6 million during the same period in 2014. During the first nine months of 2014, Shandong Taibang made a payment totaling $5.0 million on behalf of a real estate developer to certain employees under an employee housing development project.

Net cash used in investing activities for the first nine months of 2015 was $55.8 million, as compared to $8.3 million for the same period in 2014. During the first nine months of 2015, the Company paid $30.5 million for the acquisition of property, plant and equipment, intangible assets and land use right for Shandong Taibang and Guizhou Taibang, provided a long-term loan of $28.5 million to Xinjiang Deyuan, and received $2.5 million government grants related to property, plant and equipment. During the first nine months of 2014, the Company paid $16.8 million for the acquisition of property, plant and equipment, intangible assets and land use right for Shandong Taibang and Guizhou Taibang, received a refund of deposit of $1.6 million from the local government due to a decrease in the size of a land parcel that was granted to the Company in Guizhou, and received $6.6 million upon the maturity of a time deposit.

Net cash provided by financing activities for the first nine months of 2015 was $49.7 million, as compared to net cash used in financing activities of $124.5 million for the same period in 2014. The net cash provided by financing activities for the first nine months of 2015 mainly consisted of proceeds of $80.6 million from the follow-on offering of the Company’s common stock in June 2015 and $63.2 million from the maturity of deposits used as security for bank loans, and proceeds of $7.2 million from stock options exercised, partially offset by the repayment of bank loans totaling $97.9 million, as well as a dividend payment of $3.7 million held in escrow by a trial court in connection with disputes with a minority shareholder of Guizhou Taibang. Net cash used in financing activities for the first nine months of 2014 mainly consisted of a payment of $86.8 million for acquisition of non-controlling interest in Guizhou Taibang and a payment of $70.0 million for share repurchase, partially offset by proceeds of $33.2 million from a follow-on offering of the Company’s common stock in July 2014.

Financial Outlook

For the full year of 2015, the Company reiterates its full year sales forecast, which was raised in May 2015, and raises its non-GAAP adjusted net income forecast, despite the negative impact from foreign currency translation. The Company expects total sales to be on the high end of the range of $290 million to $295 million, which represents a growth of 19% to 21% over the past year. Due to better-than-expected operational efficiency and a more profitable product mix during the first nine months of 2015, the Company now expects its full year non-GAAP adjusted net income to be in the range of $98 million to $100 million as compared to its previous guidance of $95 million to $97 million, representing a growth of 29% to 33% over the past year.

This revised guidance is based on an average exchange rate during the reporting quarter of RMB6.244 = US$1.00, which is approximately 1% higher than the exchange rate used in the Company’s previous guidance. It does not factor in the potential for further negative impact from foreign currency translation.

This revised guidance assumes only organic growth, excluding acquisitions, and necessarily assumes no significant product price changes during the remainder of 2015. This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will hold a conference call at 7:30 a.m. ET on Wednesday, November 4, 2015 which is 8:30 p.m. Beijing Time on November 4, 2015 to discuss its third quarter 2015 results and answer questions from investors. Listeners may access the call by dialing:

US (Toll Free):	1 888 346 8982
International:	1 412 902 4272
Hong Kong (Toll Free):	800 905 945
China (Toll Free):	400 120 1203

A telephone replay will be available one hour after the conclusion of the conference call through November 11, 2015. The dial-in details are:

US (Toll Free):	1 877 344 7529
International:	1 412 317 0088
Passcode:	10075191

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic Products, Inc. (NASDAQ: CBPO), is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosages of plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals, distributors and other healthcare facilities in China. For additional information, please see the Company's website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options and restricted shares granted to employees and directors under the Company's 2008 Equity Incentive Plan. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “intend,” “believe,” “expect,” “are expected to,” “will,” or similar expressions, and involve known and unknown risks and uncertainties. Among other things, the Company’s plans regarding the production and sale of plasma products made from the outsourced raw materials and the management’s quotations and forecast of the Company’s financial performance in this news release contain forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, without limitation, quality inspection of outsourced source plasma, potential delay or failure to complete construction of new collection facilities, potential inability to pass government inspection and certification process for existing and new facilities, potential inability to achieve the designed collection capacities at the new collection facilities, potential inability to achieve the expected operating and financial performance, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended		For the nine months ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
	USD	USD	USD	USD
Sales	78,750,577	68,923,830	228,173,360	185,264,391
Cost of sales	27,944,878	22,356,577	79,461,079	58,991,724
Gross profit	50,805,699	46,567,253	148,712,281	126,272,667

Operating expenses
Selling expenses	2,674,434	2,420,971	7,229,782	8,032,632
General and administrative expenses	11,510,981	7,733,867	27,485,566	22,063,291
Research and development expenses	1,595,140	1,788,286	3,984,447	4,700,647
Income from operations	35,025,144	34,624,129	110,012,486	91,476,097

Other income (expenses)
Equity in (loss) income of an equity method investee	(376,260)	(84,516)	(1,137,560)	1,776,063
Interest expense	(101,290)	(1,048,177)	(1,533,971)	(2,532,341)
Interest income	1,383,142	1,722,967	4,227,124	5,043,169
Total other income, net	905,592	590,274	1,555,593	4,286,891

Earnings before income tax expense	35,930,736	35,214,403	111,568,079	95,762,988

Income tax expense	6,052,353	7,007,650	17,792,164	16,832,025

Net income	29,878,383	28,206,753	93,775,915	78,930,963

Less: Net income attributable to noncontrolling interest	7,001,833	8,146,687	21,012,934	20,872,271

Net income attributable to China Biologic Products, Inc.	22,876,550	20,060,066	72,762,981	58,058,692

Net income per share of common stock:
Basic	0.86	0.80	2.81	2.35
Diluted	0.82	0.76	2.68	2.24
Weighted average shares used in computation:
Basic	25,992,776	24,548,042	25,280,538	24,325,752
Diluted	27,056,215	25,787,106	26,488,730	25,568,515

Net income	29,878,383	28,206,753	93,775,915	78,930,963

Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	(15,704,961)	(125,450)	(15,095,718)	(2,714,890)

Comprehensive income	14,173,422	28,081,303	78,680,197	76,216,073

Less: Comprehensive income attributable to noncontrolling interest	4,015,428	8,081,309	18,302,111	20,327,295

Comprehensive income attributable to China Biologic Products, Inc.	10,157,994	19,999,994	60,378,086	55,888,778

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2015	2014
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	142,660,409	80,820,224
Restricted cash deposits	-	63,677,610
Time deposits	38,822,808	-
Accounts receivable, net of allowance for doubtful accounts	34,418,937	19,402,820
Inventories	122,998,681	101,304,932
Prepayments and other current assets, net of allowance for doubtful accounts	25,063,917	14,781,658
Total Current Assets	363,964,752	279,987,244

Property, plant and equipment, net	96,991,796	80,230,888
Land use rights, net	15,162,367	11,909,136
Deposits related to land use rights	12,322,732	12,792,355
Restricted cash and cash deposits, excluding current portion	-	40,230,250
Equity method investment	9,073,773	18,221,777
Loan receivable	28,296,000	-
Other non-current assets	2,948,377	3,475,442
Total Assets	528,759,797	446,847,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term bank loans, including current portion of long-term bank loans	-	57,902,600
Accounts payable	5,299,128	4,829,350
Other payables and accrued expenses	53,478,778	49,692,757
Income tax payable	7,523,273	8,257,133
Total Current Liabilities	66,301,179	120,681,840

Long-term bank loans, excluding current portion	-	40,000,000
Deferred income	4,750,977	2,765,024
Other liabilities	8,031,697	8,138,498
Total Liabilities	79,083,853	171,585,362

Stockholders’ Equity
Common stock:
par value $0.0001;100,000,000 shares authorized; 28,784,953 and 27,865,871 shares issued at September 30, 2015 and December 31, 2014, respectively; 26,530,249 and 24,806,167 shares outstanding at September 30, 2015 and December 31, 2014, respectively	2,878	2,787
Additional paid-in capital	99,518,736	24,008,281
Treasury stock: 2,254,704 and 3,059,704 shares at September 30, 2015 and December 31, 2014, respectively, at cost	(56,425,094)	(76,570,621)

Retained earnings	317,424,372	244,661,391
Accumulated other comprehensive income	7,600,294	19,985,189
Total equity attributable to China Biologic Products, Inc.	368,121,186	212,087,027

Noncontrolling interest	81,554,758	63,174,703

Total Stockholders’ Equity	449,675,944	275,261,730

Commitments and contingencies	-	-

Total Liabilities and Stockholders’ Equity	528,759,797	446,847,092

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended
	September 30,	September 30,
	2015	2014
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	93,775,915	78,930,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,103,812	5,136,783
Amortization	637,301	558,991
Loss on sale of property, plant and equipment and land use rights	363,857	152,638
Allowance (Reversal) for doubtful accounts - accounts receivable	35,162	(24,462)
Allowance for doubtful accounts - other receivables and prepayments	793	-
Write-down of obsolete inventories	16,650	9,092
Deferred tax expense	(55,232)	934,986
Share-based compensation	7,640,894	3,331,299
Equity in loss (income) of an equity method investee	1,137,560	(1,776,063)
Excess tax benefits from share-based compensation arrangements	(288,681)	(760,869)
Change in operating assets and liabilities:
Accounts receivable	(16,229,405)	(7,510,078)
Prepayment and other current assets	742,586	(8,602,273)
Inventories	(26,058,886)	(8,705,670)
Accounts payable	659,077	396,647
Other payables and accrued expenses	4,240,643	358,075
Deferred income	(284,053)	(149,296)
Income tax payable	(170,407)	1,827,163
Net cash provided by operating activities	72,267,586	64,107,926

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(26,310,114)	(13,925,010)
Payment for intangible assets and land use right	(4,199,308)	(2,834,220)
Refund of deposits related to land use right	-	1,635,200
Proceeds upon maturity of time deposit	-	6,608,612
Proceeds from sale of property, plant and equipment and land use rights	741,980	216,071
Long-term loan lent to a third party	(28,450,202)	-
Receipt of government grants related to property and equipment	2,452,864	-
Net cash used in investing activities	(55,764,780)	(8,299,347)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	7,220,483	2,258,285
Proceeds from short-term bank loans	-	44,500,340
Repayment of bank loans	(97,910,360)	(38,605,600)
Proceeds from long-term bank loans	-	70,000,000
Payment for deposit as security for long-term bank loans	-	(72,290,922)
Payment for deposit as security for short-term bank loans	-	(31,881,083)
Maturity of deposit as security for long-term bank loans	-	30,370,670
Maturity of deposit as security for short-term bank loans	63,152,258	-
Payment for share repurchase	-	(70,000,000)
Excess tax benefits from share-based compensation arrangements	288,681	760,869
Dividend paid by subsidiaries to noncontrolling interest shareholders	-	(6,035,226)
Net proceeds from reissuance of treasury stock	80,583,959	33,212,518
Acquisition of noncontrolling interest	-	(86,830,499)
Dividend to the trial court to be held in escrow as to dispute with Jie'an	(3,690,814)	-
Net cash provided by (used in) financing activities	49,644,207	(124,540,648)

EFFECTS OF FOREIGN EXCHANGE RATE CHANGE ON CASH	(4,306,828)	(827,626)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	61,840,185	(69,559,695)

Cash and cash equivalents at beginning of period	80,820,224	144,138,487

Cash and cash equivalents at end of period	142,660,409	74,578,792

Supplemental cash flow information
Cash paid for income taxes	18,073,863	14,098,003
Cash paid for interest expense	1,426,883	2,108,667
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	1,990,043	2,988,146

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the three months ended
	September 30,	September 30,
	2015	2014
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	26,184,686	21,236,986
Diluted EPS - Non GAAP	0.94	0.81
Non-cash employee stock compensation	(3,308,136)	(1,176,920)
Net Income Attributable to the Company	22,876,550	20,060,066
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,056,215	25,787,106

	For the nine months ended
	September 30,	September 30,
	2015	2014
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	79,717,719	60,831,362
Diluted EPS - Non GAAP	2.94	2.34
Non-cash employee stock compensation	(6,954,738)	(2,772,670)
Net Income Attributable to the Company	72,762,981	58,058,692
Weighted average number of shares used in computation of Non GAAP diluted EPS	26,488,730	25,568,515

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